Exhibit 10.26

As of September 25, 2006

LeMaitre Vascular, Inc.

26 Ray Avenue

Burlington, MA 01803

Ladies and Gentlemen:

Reference is made to a revolving line of credit in the amount not to exceed $5,500,000 in the aggregate (the “Line of Credit”), and a term loan in the original principal amount of $864,0000 (the “Term Loan”), each made available by Brown Brothers Harriman & Co. (“BBH”) to LeMaitre Vascular, Inc. formerly known as Vascutech, Inc. (the “Borrower”). Obligations of the Borrower arising under the Term Loan are evidenced by a Second Amended and Restated Time Note (Secured) in the original principal amount of $864,000 dated as of May 20, 2006 and executed by the Borrower in favor of BBH (the “Term Note”). Obligations of the Borrower arising under the Line of Credit are evidenced by a Second Amended and Restated Revolving Promissory Note in the original principal amount of $5,500,000 dated as of May 20, 2006 and executed by the Borrower in favor of BBH (the “Revolving Note”). Obligations of the Borrower arising under the Term Note and the Revolving Note are secured by Collateral as described in a Third Amended and Restated Revolving Loan and Security Agreement (“Revolving Loan and Security Agreement”) and a Third Amended and Restated Term Loan Agreement (the “Term Loan Agreement”), each dated as of May 20, 2006, and by an assignment of trademarks as provided in an Assignment of Registered Trademarks dated May 24, 2002 (the “Assignment”), each executed by the Borrower in favor of BBH.

The Borrower has requested and BBH has agreed to extend a new and additional term loan in the amount of $2,500,000, the proceeds of which shall be used for the purpose of temporarily paying down the outstanding principal balance under the Line of Credit, provided that the Borrower agrees to certain modifications to the Revolving Loan and Security Agreement and the Term Loan Agreement. Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and BBH and the Borrower agree to modify the Revolving Loan and Security Agreement and the Term Loan Agreement as follows:

I.	Amendments to Revolving Loan and Security Agreement

1. Section 1.1 of the Revolving Loan and Security Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“1.1 Amount of Loans. Upon written request by the Borrower in such form as the Bank may request until February 6, 2008 and provided that no Default or Event of Default (as defined hereafter) shall have occurred and be continuing or result after giving effect hereto, the Bank shall make loans to the Borrower (each an “Advance” and collectively, the “Advances”) not to exceed the sum of $5,500,000 (the “Commitment”) less (a) the principal amount of any Letters of Credit issued for the benefit of the Borrower in the aggregate principal amount not to exceed $200,000 at any one time (each a Letter of Credit and collectively, the “Letters of Credit”); provided however that at any one time hereunder, the aggregate unpaid principal of all Advances together with the principal amount of all Letters of Credit outstanding shall not exceed the

Borrowing Base, which shall consist of the sum of eighty-five percent (85%) of Qualified Accounts plus thirty-five percent (35%) of Qualified Inventory. Each Letter of Credit and Advance shall hereinafter be referred to as a “Loan” and collectively, the “Loans”.

2. Section 3.0 of the Revolving Loan and Security Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“3.0 OBLIGATIONS SECURED. The security interest granted herein secures the repayment of the Loans, the Borrower’s obligations arising under a Second Amended and Restated Time Note (Secured) in the original principal amount of $864,000 dated as of May 20, 2006 (the “$864M Term Loan”), and a Time Note (Secured) in the original principal amount of $2,500,000 dated as of September 25, 2006, each executed by the Borrower in favor the Bank, and any other obligations incurred by the Borrower under this Agreement and also the payment and performance of all debts and obligations of the Borrower to the Bank of every kind and description, whether now existing or hereafter arising (the “Obligations”).”

3. Section 6.0 of the Revolving Loan and Security Agreement is hereby amended by deleting 6.0(a) – (c) therefrom, and substituting the following therefore, respectively:

“6.0 FINANCIAL COVENANTS. Until the Loans shall have been paid in full and /or for so long as the Bank shall be committed to make Loans under this Agreement, the Borrower covenants that it will comply with the following and will provide evidence of such compliance to the Bank within forty-five (45) days after the end of each fiscal quarter:

Financial Tests: The Borrower shall comply with the following financial tests at all times, and such financial tests will be tested on a quarterly basis, based on consolidated financial results of the Borrower.

(a)	Leverage Test: Consolidated Total Liabilities* divided by Tangible Net Worth** shall not be greater than 2.0:1 at the end of each fiscal quarter through December 31, 2006, thereafter Consolidated Total Liabilities divided by Tangible Net Worth shall not be greater than (i) 2.25:1 for each fiscal quarter thereafter.

(b)	Minimum Consolidated Tangible Net Worth Test: Consolidated Tangible Net Worth** shall not be less than $5,500,000 at the end of each fiscal quarter, plus (i) 50% of quarterly Net Income*** for such fiscal quarter (but only if a positive Net Income), and (ii) 90% of any additional paid-in-capital.

(c)	Profitability: (a) EBITDA+ loss not greater than (i) ($800,000) for the fiscal quarter ending June 30, 2006; (ii) ($675,000) for the fiscal quarter ending September 30, 2006; (iii) ($550,000) for the fiscal quarter ending December 31, 2006; (iv) ($400,000) for the fiscal quarter ending March 31, 2007; (v) ($225,000) for the fiscal quarter ending June 30, 2007; and (b) minimum $1 EBITDA profit for each fiscal quarter thereafter.”

4. Section 6.0 of the Revolving Loan and Security Agreement is hereby amended by deleting the definition of Tangible Net Worth and EBITDA therefrom, and substituting the following therefore, respectively:

“**Tangible Net Worth: For the purposes of the above referenced financial tests Total Stockholders Equity less Goodwill and other Intangible Assets. For the purposes of this calculation, the following should be added back to Stockholders’ Equity: (i) common stock awards subject to a repurchase feature, (ii) any charges related to the Borrower’s reclassification of the expenses capitalized in connection with the Borrower’s initial public offering of common stock, (iii) stock-based compensation charges resulting from FAS 123R accounting, (iv) one-time non-recurring charges associated with the discontinuation of the Borrower’s Expedial Vascular Access Graft product line, and (v) one-time non-recurring restructuring charges associated with the consolidation of the Phoenix facility.”

and:

“+EBITDA: For the purposes of the above referenced financial tests shall be defined as earnings before interest expense plus (i) taxes, depreciation and amortization, (ii) any charges related to the reclassification of the expenses capitalized in connection with the Borrower’s initial public offering, (iii) one time non-recurring charges associated with the write down of Expedial, and (iv) one time non-recurring charges associated with the restructuring of the Phoenix facility.”

II.	Amendments to Term Loan Agreement

1. Sections 1.1 and 1.2 of the Term Loan Agreement are each deleted in their entirety, and the following is substituted therefore, respectively:

“1.1	Amount of Loans. The Bank has previously made a term loan to the Borrower in the original principal amount of $864,000 (“Term Loan A”). The Bank has agreed to make a second term loan to the Borrower in the original principal amount of $2,500,000 (“Term Loan B”) (Term Loan A and Term Loan B collectively, the “Loans”).

1.1.1 Partial Drawdowns. No partial draw downs with respect to the Term Loan B by the Borrower shall be permitted.

1.2	Loan Terms.

1.2.1 Term Loan A shall have a Maturity Date of the earlier of:

a. April 11, 2008; or

b. Any date prior to that where the principal and interest balances are repaid in full, at which time Term Loan A shall be cancelled; and shall be evidenced by a Second Amended and Restated Time Note (Secured) in the original principal amount of $864,000.00 dated as of May 20, 2006 executed by the Borrower in favor of the Bank, as amended or restated from time to time hereafter (“Note A”) which amends and restates in its entirety an Amended, Restated and Combined Time Note (Secured) in the original principal amount of $2,160,000 dated as of April 11, 2003 executed by the Borrower in favor of the Bank.

1.2.2 Term Loan B shall have a Maturity Date of the earlier of:

a. September 30, 2008; or

b. Any date prior to that where the principal and interest balances are repaid in full, at which time Term Loan B shall be cancelled; and shall be evidenced by a certain Time Note (Secured) in the original principal amount of $2,500,000 dated as of September 25, 2006 executed by the Borrower in favor of the Bank, as amended or restated from time to time hereafter (the “Note B”).”

2. Section 1.3 is hereby deleted in its entirety, and the following is substituted therefore:

“1.3.1 Term Loan A Interest. Term Loan A or any portion of the principal outstanding hereunder, shall at the Borrower’s election from time to time in accordance with this Agreement, bear interest (i) at a per annum rate equal to the “Base Rate” (as defined herein) plus 50 basis points, adjusted daily (a “Term A Base Rate Loan”) or, (ii) subject to the terms of this Agreement, at a per annum rate equal to LIBOR plus 350 basis points (a “Term A LIBOR Loan”). As used herein, “Base Rate” shall mean the rate announced by the Bank in Boston, Massachusetts as its base rate. As used herein, “LIBOR” rate means the percentage rate per annum equal to the offered quotation determined by the Bank from time to time as its LIBOR rate on the borrowing date for a 90 day interest period.

Interest on a Term A Base Rate Loan shall be payable monthly in arrears on the first day of each month, commencing on the first such date following the date hereof, and on the Maturity Date. Any change in the interest rate on a Term A Base Rate Loan resulting from a change in the Base Rate is to be effective at the beginning of the day of such change in the Base Rate. Interest on a Term A LIBOR Loan shall be payable quarterly in arrears on the 11th day of each quarter, commencing on the first such date following the date hereof and on the Maturity Date. On the 11th day of each such quarter hereunder and in accordance with the terms of this Agreement, the Borrower may request that the Bank adjust the interest rate to the then current LIBOR rate plus 350 basis points per annum for a subsequent quarterly period or the Borrower may elect to convert the principal outstanding thereunder to a Term A Base Rate Loan. Interest is calculated on the basis of actual days elapsed and a 360-day year.

Any notice from Borrower of prepayment under this Agreement will oblige the Borrower to prepay in accordance with that notice. Other than as expressly set forth herein, a Loan may be prepaid hereunder at any time in whole or in part without penalty. A Term A LIBOR Loan may not be prepaid in whole or in part without a penalty. The Borrower agrees to compensate the Bank for any funding losses or other costs incurred as a result of the prepayment of a Loan, whether upon demand or otherwise, upon presentation by the Bank of a statement of the amount and setting forth the Bank’s calculation thereof, which statement will be deemed true and correct absent manifest error. Any repayment or prepayment (as the case may be) shall be made together with all unpaid interest accrued on the amount of that repayment or prepayment together with such other costs as provided herein. The Borrower shall also pay the unwind costs associated with any then-outstanding interest rate contract between the Borrower and the Bank with respect to the Loan.

In the event that on any date on which the LIBOR rate with respect to Term Loan A would otherwise be set, the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR rate, or at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

(i) the making or continuation of any Loan at the LIBOR plus 350 basis points has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London Interbank Eurodollar Market, or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

(ii) the LIBOR rate shall no longer represent the effective cost to the Bank for US dollar deposit in the London Interbank Market for deposits in which it regularly participates;

then, and in any such event, the Bank shall forthwith so notify the Borrower thereof. Any principal amount outstanding under Term Loan A shall thereafter accrue interest at the rate per annum equal to the Bank’s Base Rate, as adjusted daily. As used herein, “Base Rate” shall mean that rate of interest announced by the Bank from time to time in Boston, Massachusetts as its base rate.

1.3.2 Term Loan B Interest. Term Loan B or any portion of the principal outstanding hereunder, shall bear interest at a per annum rate equal to the fixed rate per annum of ten percent (10%). Interest on Term Loan B shall be payable quarterly in arrears on the first day of each quarter, commencing on the first such date following the date hereof and on the Maturity Date. Interest is calculated on the basis of actual days elapsed and a 360-day year.

1.3.3 Term Loan A Principal Repayment. Principal on Term Loan A shall be paid in consecutive quarterly installments of $108,000.00, beginning on July 30, 2003 and payable quarterly thereafter on each subsequent October 30th,, January 30th, April 30th and July 30th, with the final payment due on April 11, 2008 in the amount of any remaining principal, accrued interest, costs, fees and such other sums as may then be due. Notwithstanding the foregoing provision, all outstanding principal, interest and other sums due hereunder shall be due and payable in full on the earlier of (i) demand and acceleration by the Bank following the occurrence of an Event of Default, (ii) the Maturity Date, or (iii) the completion of an initial public offering of the Borrower’s stock. The Bank shall cancel and return Note A and release the collateral following repayment. The Borrower may not reborrow any principal repaid hereunder.

1.3.4 Term Loan B Principal Repayment. There shall be no scheduled principal amortization on Term Loan B. Notwithstanding the foregoing provision, the Principal on Term Loan B shall be paid in an amount or amounts in the aggregate equal to 100% of the net proceeds in excess of $2,500,000 in the aggregate received by the Borrower from an initial public offering undertaken by the Borrower or the receipt of private equity capital, and all outstanding principal, interest and other sums due hereunder shall be due and payable in full on the Maturity Date. The Bank shall cancel and return Note B following repayment.”

3. Section 1.4 is hereby added to the Term Loan Agreement where appropriate:

“1.4	Fees. The Borrower will pay the Bank a one-time fee (the “Fee”) which shall be equal to $75,000 upon the Borrower’s execution of Note B and related documentation as required by the Bank. In addition and to the extent that any principal balance of the Term Note B remains outstanding and unpaid on March 31, 2007, September 30, 2007 and March 31, 2008, the Borrower will pay the Bank a fee equal to 2% of the outstanding principal balance of Note B on each of the foregoing dates.”

4. Section 4.0 of the Term Loan Agreement is hereby amended by deleting 4.0(a) – (c) therefrom, and substituting the following therefore, respectively:

“4.0 FINANCIAL COVENANTS. Until the Loans shall have been paid in full and /or for so long as the Bank shall be committed to make Loans under this Agreement, the Borrower covenants that it will comply with the following and will provide evidence of such compliance to the Bank within forty-five (45) days after the end of each fiscal quarter:

Financial Tests: The Borrower shall comply with the following financial tests at all times, and such financial tests will be tested on a quarterly basis, based on consolidated financial results of the Borrower.

(a)	Leverage Test: Consolidated Total Liabilities* divided by Tangible Net Worth** shall not be greater than 2.0:1 at the end of each fiscal quarter through December 31, 2006, thereafter Consolidated Total Liabilities divided by Tangible Net Worth shall not be greater than (i) 2.25:1 for each fiscal quarter thereafter.

(b)	Minimum Consolidated Tangible Net Worth Test: Consolidated Tangible Net Worth** shall not be less than $5,500,000 at the end of each fiscal quarter, plus (i) 50% of quarterly Net Income*** for such fiscal quarter (but only if a positive Net Income), and (iii) 90% of any additional paid-in-capital.

(c)	Profitability: (a) EBITDA+ loss not greater than (i) ($800,000) for the fiscal quarter ending June 30, 2006; (ii) ($675,000) for the fiscal quarter ending September 30, 2006; (iii) ($550,000) for the fiscal quarter ending December 31, 2006; (iv) ($400,000) for the fiscal quarter ending March 31, 2007; (v) ($225,000) for the fiscal quarter ending June 30, 2007; and (b) a minimum $1 EBITDA profit for each fiscal quarter thereafter.”

5. Section 4.0 of the Term Loan Agreement is hereby amended by deleting the definition of Tangible Net Worth and Profitability EBITDA therefrom, and substituting the following therefore, respectively:

“**Tangible Net Worth: For the purposes of the above referenced financial tests Total Stockholders Equity less Goodwill and other Intangible Assets. For the purposes of this calculation, the following should be added back to Stockholders’ Equity: (i) common stock awards subject to a repurchase feature, (ii) any charges related to the Borrower’s reclassification of the expenses capitalized in connection with the Borrower’s initial public offering of common stock, (iii) stock-based compensation charges resulting from FAS 123R accounting, (iv) one-time non-recurring charges associated with the discontinuation of the Borrower’s Expedial Vascular Access Graft product line, and (v) one-time non-recurring restructuring charges associated with the consolidation of the Phoenix facility.”

and:

“+EBITDA: For the purposes of the above referenced financial tests shall be defined as earnings before interest expense plus (i) taxes, depreciation and amortization, (ii) any charges related to the reclassification of the expenses capitalized in connection with the Borrower’s initial public offering, (iii) one time non-recurring charges associated with the write down of Expedial, and (iv) one time non-recurring charges associated with the restructuring of the Phoenix facility.”

III.	Miscellaneous

1. All terms and provisions of the Revolving Loan and Security Agreement, and the Term Loan Agreement, each as amended hereby, are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. By signing below where indicated, the Borrower ratifies and affirms each of the representations and warranties set forth in the Revolving Loan and Security Agreement and the Term Loan Agreement and confirms that each remains true and accurate as of the date hereof, and that no Default or Event of Default has occurred and is continuing thereunder.

3. This letter, the Revolving Note, the Term Note, the Revolving Loan and Security Agreement, the Term Loan Agreement, the Assignment and the other notes, agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral. This letter may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This letter shall be construed in accordance with the laws (other than conflict of laws rules) of the Commonwealth of Massachusetts and when executed and delivered will be considered an agreement under seal.

Please execute the enclosed copy of this letter and return the same to the undersigned.

Yours very truly,

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ J. Edward Hall
Name: J. Edward Hall
Title: Managing Director

Acknowledged and agreed:

LEMAITRE VASCULAR, INC.

By:	/s/ Joseph P. Pellegrino, Jr.
Name: Joseph P. Pellegrino, Jr.
Title: EVP - Finance
Date: September 25, 2006